EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-91388), S-4 (File No. 333-66961) and S-8 (File Nos. 33-38121, 33-38122, 33-53747, 33-55501, 333-27211, 333-78935, 333-89977, 333-45904, 333-91354, 333-106802, 333-126076 and 333-138152) of The Kroger Co. of our report dated April 4, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 4, 2007